                                                                    EXHIBIT 12.1



                       RATIO OF EARNINGS TO FIXED CHARGES

      Brown & Brown's ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                   FOR THE NINE MONTHS
                                                    ENDED SEPTEMBER 30,              FOR THE YEAR ENDED DECEMBER 31,
Fixed Charges:                                       2001       2000       2000        1999        1998        1997       1996
                                                    ------     ------     ------      ------      ------      ------      ----


   Interest on debt and capitalized leases
     (including  $0 capitalized) .............       4,826        945      1,266       1,360       1,233       1,684       1,631
   Amortization of debt discount and expenses
   Interest element of rentals ...............           0          0          0           0           0           0           0
                                                    ------     ------     ------      ------      ------      ------      ------
Total Fixed Charges ..........................       4,826        945      1,266       1,360       1,233       1,684       1,631
                                                    ======     ======     ======      ======      ======      ======      ======
Preferred Dividends:
   Amount declared ...........................           0          0          0           0           0           0           0
                                                    ------     ------     ------      ------      ------      ------      ------
   Gross up to pretax based on 38.5% effective
   tax rate ..................................           0          0          0           0           0           0           0
                                                    ------     ------     ------      ------      ------      ------      ------
Total Fixed Charges plus Preferred Dividends .       4,826        945      1,266       1,360       1,233       1,684       1,631
                                                    ======     ======     ======      ======      ======      ======      ======

Earnings:
   Consolidated net income ...................      38,695     27,030     32,794      28,272      25,145      19,841      18,637


Addback:
   Extraordinary charge ......................           0          0          0           0           0           0           0

   Loss from discontinued operation ..........           0          0          0           0           0           0           0
   Consolidated provision for income taxes ...      24,113     16,074     19,442      17,767      15,648      12,869      11,597
   Fixed charges less interest capitalized ...       4,826        945      1,266       1,360       1,233       1,684       1,631
                                                    ------     ------     ------      ------      ------      ------      ------
   Subtotal Earnings .........................      67,634     44,049     53,502      47,399      42,026      34,394      31,865

Less:
   Undistributed earning of less-than-50%
       owned affiliates ......................           0          0          0           0           0           0           0
                                                    ------     ------     ------      ------      ------      ------      ------
Total Earnings ...............................      67,634     44,049     53,502      47,399      42,026      34,394      31,865
                                                    ======     ======     ======      ======      ======      ======      ======
Ratio of Earnings to Fixed Charges ...........        14.0       46.6       42.3        34.9        34.1        20.4        19.5
                                                    ======     ======     ======      ======      ======      ======      ======

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